Exhibit 99.1

Cash America Announces Pending Acquisition of 34 Pawn Lending Locations in Georgia and North Carolina

FORT WORTH, Texas--(BUSINESS WIRE)--August 28, 2013--Cash America International, Inc. (NYSE: CSH) announced today that it has signed an asset purchase agreement for the acquisition of substantially all of the assets of a chain of 34 pawn lending locations. When completed, the transaction will add 31 pawn lending locations in Georgia and 3 locations in North Carolina, which will expand Cash America’s presence in both markets. The stores are currently owned by PawnMart, Inc. and operate primarily under the PawnMart brand in both markets.

Commenting on the acquisition, Daniel R. Feehan, President and Chief Executive Officer of Cash America said, “We are excited to add another established chain of pawn lending locations to the Cash America family in two markets that we believe have excellent long term prospects. Adding this well run group of pawn stores and talented team will enhance our pawn business for many years to come.”

The 31 stores in Georgia operate primarily in and around Atlanta where Cash America currently operates 17 pawn lending locations, which will give the Company 48 locations in this significant metropolitan area after closing the transaction. In addition, the Company will add 3 stores in Charlotte, North Carolina to its existing group of 16 pawn lending locations in North Carolina. The 34 pawn lending locations had approximately $10.7 million in pawn loan balances as of December 31, 2012 (unaudited).

Cash America expects the aggregate purchase price of the PawnMart locations to be approximately $62 million (including consideration for certain non-competition covenants), which will be paid in cash and funded by available cash and through the Company’s line of credit. The purchase price may be adjusted based on the aggregate value of the pawn loan balance and the merchandise inventory balance held by the seller at closing. The closing of the transaction is subject to the satisfaction of certain closing conditions, such as the receipt of certain approvals to be obtained by the seller and its parent company, Xponential, Inc., licensing and the receipt of certain regulatory approvals. If all closing conditions are satisfied, the closing of the acquisition is expected to occur in the fourth quarter of 2013. This acquisition is expected to be accretive to earnings immediately following its closing.

About the Company

As of June 30, 2013, Cash America International, Inc. operated 964 total locations offering specialty financial services to consumers, which included the following:

  827 lending locations in 22 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland;”
  47 pawn lending locations in central and southern Mexico under the name “Cash America casa de empeño;” and
  90 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 14 states in the United States under the name “Mr. Payroll.”

Additionally, as of June 30, 2013, the Company offered consumer loans over the Internet to customers:

  in 32 states in the United States at http://www.cashnetusa.com and http://www.netcredit.com;
  in the United Kingdom at http://www.quickquid.co.uk, and http://www.poundstopocket.co.uk;
  in Australia at http://www.dollarsdirect.com.au; and
  in Canada at http://www.dollarsdirect.ca.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.poundstopocket.co.uk
http://www.enova.com	http://www.dollarsdirect.com.au
http://www.cashnetusa.com	http://www.dollarsdirect.ca
http://www.netcredit.com	http://www.goldpromise.com
http://www.cashlandloans.com	http://www.mrpayroll.com
http://www.quickquid.co.uk

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of or changes in domestic and foreign pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business or changes in the interpretation or enforcement thereof; the regulatory and examination authority of the Consumer Financial Protection Bureau; public perception of the Company’s business, including its consumer loan business and its business practices; the deterioration of the political, regulatory or economic environment in foreign countries where the Company operates or in the future may operate; fluctuations, including a sustained decrease, in the price of gold or deterioration in economic conditions; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company, its products or its arbitration agreements; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; changes in demand for the Company’s services; the Company’s ability to attract and retain qualified executive officers; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; changes in competition; interest rate and foreign currency exchange rate fluctuations; changes in the capital markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; security breaches, cyber attacks or fraudulent activity; compliance with laws and regulations applicable to international operations; the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100